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Exhibit 99.1

PRESS RELEASE

                 AAIPHARMA SIGNS DEAL FOR 24-HOUR FORMULATION OF
                        AVENTIS PHARMACEUTICALS' PRODUCT

January 11, 2001, Wilmington, NC - Today, aaiPharma (NASDAQ: AAII) announced that it has signed a licensing agreement with Aventis Pharmaceuticals for a once-a-day formulation of one of Aventis' top selling products. The agreement received Hart-Scott-Rodino approval this week.

The agreement with Aventis is the first license concluded for the technology platform contracted between aaiPharma and Osmotica. Osmotica recently contracted with aaiPharma to expedite the development and commercialization of a series of unique osmotic drug delivery technologies.

"We are happy to be able to commercialize this technology platform so quickly and with such an important product," said Fred Sancilio, Ph.D., President and CEO of aaiPharma. "We believe that we can extend this technology to satisfy unmet medical needs with drugs that treat heart burn and acid reflux (proton pump inhibitors) and drugs useful in the treatment of diabetes, cardiovascular disease and numerous other significant diseases."

The licensing agreement with Aventis will last 15 years. The value of the revenues to be received by aaiPharma and Osmotica were not disclosed. The deal with Aventis marks one of several exciting activities in which aaiPharma is currently involved as it expands its offering of products and services to include commercial pharmaceutical operations.

 "aaiPharma is committed to providing physicians and patients with improved options for treatment and to assisting our marketing partners with solutions to their product challenges," added Dr. Sancilio. "Our more than 20-year history in formulation, biochemistry and clinical research allows us a unique position in pharmaceutical life cycle management. Over the next several months we expect to leverage our core strengths and proven track record to complement the needs of our pharmaceutical clients through new commercial opportunities as well as our traditional fee-for-services offerings."

About aaiPharma

In December 2000, Applied Analytical Industries Inc. became aaiPharma to acknowledge the organization's growth as a specialty pharmaceutical and product life cycle management company with comprehensive drug development capabilities in the United States, Europe and Asia. Since 1979, aaiPharma has partnered with pharmaceutical companies on both a fee-for-service and royalty and milestone payment basis, providing the expertise and knowledge to create innovative, quality health care products. For more information about aaiPharma, visit the Company's website at www.aaiintl.com.

Forward-Looking Statements

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Information in this press release contains certain "forward-looking statements"
within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements pertaining to future product applications of the licensed technology and anticipated future revenues of aaiPharma. These statements involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to aaiPharma's ability to successfully apply its new technologies to new products and on the commercial success of the announced product. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma's recent filings with the Securities and Exchange Commission, including, but not limited to, its registration statement, as amended, its Annual Report on Form 10-K filed with the SEC on March 30, 2000, its Quarterly Report on Form 10-Q filed with the SEC on November 13, 2000, including the exhibits thereof, its Form 8-Ks and its other periodic filings.




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